 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 11, 2008

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 2.02 Results of Operations and Financial Condition.

On Monday, August 11, 2008, the Company issued a press release announcing its results of operations for the third fiscal quarter ended June 30, 2008.  A copy of the press release is attached as Exhibit 99.1.

More complete information relating to results of operations for the third fiscal quarter is contained in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2008, filed with the Commission on August 11, 2008.

Item 5.02 (e) Departure Of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers

Amended and Restated Employment Agreement

Effective August 12, 2008, Douglas W. Sabra, the Company’s Chief Executive Officer and Chairman of the Board, entered into an Amended and Restated Employment Agreement (“Amended Agreement”) with the Company.  The Amended Agreement was approved by the Compensation Committee of the Board of Directors.  The terms of Mr. Sabra’s current compensation under his former employment agreement (“Old Agreement”) are not modified by the Amended Agreement.

The Amended Agreement effects the following changes to the Old Agreement:  The term of Mr. Sabra’s employment is extended one year to December 31, 2009, from December 31, 2008.  The formula for determining bonus compensation under the Amended Agreement, which will affect his eligibility for earning bonus in the fiscal year ending September 30, 2009, has been modified to permit the Compensation Committee to set targets that may or may not include pre-tax income, which was the benchmark under the Old Agreement.

Under the Amended Agreement, a new provision relating to termination in the event of a change of control (as defined in the Amended Agreement) of the Company has been added.  If Mr. Sabra’s employment is terminated without cause, or if he terminates his employment for good reason (as defined in the Amended Agreement), in either case within one year of a change of control, he would receive severance equal to 12 months of salary and immediate vesting of any unvested options and restricted stock pursuant to applicable equity compensation plans.  He would not be able to terminate for good reason after a change of control as long as he was one of the three most senior and highly compensated executives in the entity that survives a business combination that results from a change of control.

Other provisions relating to termination remain substantially the same from the Old Agreement, while clarifying that in case of termination without cause (not in connection with a change of control), Mr. Sabra would receive salary for the greater of six months or the balance of the term remaining at the time of termination.

The Amended Agreement binds Mr. Sabra to a customer non-solicitation covenant for one year following the expiration of the employment term in addition to the confidentiality, non-competition, and employee non-solicitation covenants that form part of the Old Agreement and continue unchanged in the Amended Agreement. A copy of the Amended Agreement is attached as Exhibit 10.1.

New Employment Agreement

Effective August 12, 2008, James O. McKenna, the Company’s Chief Financial Officer, entered into an Employment Agreement (“Agreement”) with the Company that was authorized and approved by the Compensation Committee of the Board.  The terms of Mr. McKenna’s current compensation, salary of $175,000 per annum are not modified by the terms of the Agreement.  Under his Agreement, Mr. McKenna will be eligible to earn bonus compensation based on achievement of targets set by the Compensation Committee in respect of each fiscal year during the term.

The term of the Agreement expires December 31, 2009, and either party may give notice of non-renewal not less than 90 days prior to that date.  If the Company gives such notice, Mr. McKenna is entitled to six months of severance for termination without cause at his prevailing salary rate.  He is also entitled to six months of severance for termination without cause in circumstances other than non-renewal and termination for good reason (as defined in the Agreement).  If Mr. McKenna’s employment is terminated without cause, or if he terminates his employment for good reason, in either case within one year of a change of control, he is entitled to receive severance equal to 12 months of salary and immediate vesting of any unvested options and restricted stock (or other unvested grants) pursuant to Company equity compensation plans.  He would not be able to terminate for good reason after a change of control provided that is serving as an executive in the financial department of the surviving entity that results from a change of control.

Under the Agreement, Mr. McKenna is subject to the terms of restrictive covenants that prohibit him from competing against the Company, soliciting its employees, or soliciting its customers, in each case for a period one year after expiration of the term or any renewal thereof.  He is also bound not to disclose material, non-public information pertaining to the Company after expiration of the term. A copy of the Agreement is attached as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1      Press release issued on August 11, 2008

Exhibit 10.1      Amended and Restated Employment Agreement between the Company and Douglas W. Sabra, dated August 12, 2008

Exhibit 10.2      Employment Agreement between the Company and James O. McKenna, dated August 12, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Douglas W. Sabra

_______________________________________

Name Douglas W. Sabra

Title: Chief Executive Officer

Dated: August 12, 2008

EXHIBIT INDEX

Exhibit No.            Description

Exhibit 99.1            Press release issued by the Company on August 11, 2008

Exhibit 10.1            Amended and Restated Employment Agreement between the Company and Douglas W. Sabra, dated August 12, 2008

Exhibit 10.2            Employment Agreement between the Company and James O. McKenna, dated August 12, 2008